Exhibit 99.1

CONTACT:

Logan Grosenbacher

Investor Relations

investorrelations@primobrands.com

Primo Brands Reports Third Quarter 2025 Results

•	Reports Net Sales of $1,766.1 million, a quarter-on-quarter increase of $36 million from Q2 2025, while expanding Adjusted EBITDA margin
•	Continued double-digit Net Sales growth for premium brands
•	Revises full year 2025 Net Sales and Adjusted EBITDA guidance; Reiterates Adjusted Free Cash Flow guidance
•	Declares quarterly dividend of 10 cents per share
•	Reaffirms cost synergy capture targets of $200 million in 2025; $300 million in 2026

TAMPA, FL and STAMFORD, CT - November 6, 2025 - Primo Brands Corporation (NYSE: PRMB) (“Primo Brands” or the "Company") today announced its results for the third quarter ended September 30, 2025.

“In the third quarter, we drove momentum in our business, grew unit case volume and invested in consumer value to expand household reach. We grew Retail net sales and volume and expanded both dollar and volume share, with double-digit net sales growth in our premium water brands, Saratoga® and The Mountain Valley®. We delivered strong performance from our Exchange and Refill offerings, with growing distribution, volumes, and net sales. In our home and office direct delivery business, we made significant strides during the quarter, improving service levels, last mile execution, and customer satisfaction. We continue to focus on strong execution in our delivery network as we work expeditiously to realize the benefits of the merger. With the progress made in customer service improvements, we are well positioned to pursue planned revenue growth initiatives to support our performance in 2026.”

“We are confident in our ability to deliver value for stockholders and return to long-term, on-algorithm growth," said Mr. Rietbroek. "As we approach next year, we are focused on delivering operational performance, realizing cost synergies in line with our targets, and accelerating revenue growth opportunities to support our long-term growth algorithm and continued margin expansion. To date, we have closed 49 facilities and continue to optimize headcount to enhance productivity and efficiency. One year post-merger, we have achieved many milestones while building a more resilient organization focused on customer service and operational excellence into 2026 and beyond.”

(Unless stated otherwise, all third quarter 2025 comparisons are relative to the third quarter of 2024; all information is in U.S. dollars. Pursuant to applicable requirements, these GAAP results are a comparison of the 2025 results for Primo Brands against the 2024 results for former Blue Triton Brands only. Non-GAAP reconciliations are presented in the exhibits to this press release)

THIRD QUARTER 2025 RESULTS CONFERENCE CALL

Primo Brands will host a conference call, to be simultaneously webcast, on Thursday, November 6, 2025, at 10:00 a.m. Eastern Time. A question-and-answer session will follow management's presentation. To participate, please call the following numbers:

Details for the Earnings Conference Call:

Date: November 6, 2025

Time: 10:00 a.m. Eastern Time

North America: (888) 510-2154

International: (437) 900-0527

Conference ID: 27654

Webcast Link: https://app.webinar.net/4DVw0w9aWjk

A slide presentation and live audio webcast will be available through Primo Brands' website at ir.primobrands.com. The Company’s full year 2025 Net Sales, Adjusted EBITDA, and Adjusted Free Cash Flow guidance are available in the slide presentation and are expected to be discussed on the webcast.

Replay Information:

The earnings conference call will be recorded and archived for playback on the investor relations section of Primo Brands' website following the event.

THIRD QUARTER PERFORMANCE

	For the Three Months Ended
(USD $M except %, per share amounts or unless as otherwise noted)	September 30, 2025	September 30, 2024	Y/Y Change
Net sales	$1,766.1	$1,305.1	35.3%
Net income from continuing operations	$40.5	$53.3	$(12.8)
Net income per diluted share from continuing operations	$0.11	$0.24	$(0.13)
Adjusted net income	$155.0	$76.9	$78.1
Adjusted net income per diluted share	$0.41	$0.35	$0.06
Adjusted EBITDA	$404.5	$264.1	53.2%
Adjusted EBITDA margin %	22.9%	20.2%	270 bps

•	Net sales increased 35.3% to $1.8 billion compared to $1.3 billion primarily driven by net sales attributable to Primo Water due to the merger transaction and increased volumes attributable to BlueTriton, partially offset by a decrease in sales attributable to the sale of the production facility in Ontario, Canada in the first quarter of 2025.

•	Gross margin was 29.9% compared to 31.9%, primarily driven by gross profit attributable to Primo Water as a result of the merger transaction.

•	SG&A expenses increased 43.1% to $343.0 million compared to $239.7 million, primarily as a result of the merger transaction, partially offset by nonrecurring management fees incurred in the prior year period.

•	Net income from continuing operations and net income per diluted share were $40.5 million and $0.11 per diluted share, respectively, compared to net income from continuing operations and net income per diluted share of $53.3 million and $0.24, respectively.

•	Adjusted EBITDA increased 53.2% to $404.5 million compared to $264.1 million and Adjusted EBITDA margin increased 270 bps to 22.9%, compared to 20.2%.

•	Net cash provided by operating activities from continuing operations of $283.4 million, less $132.7 million of capital expenditures and additions to intangible assets, resulted in $150.7 million of free cash flow, or $311.1 million of Adjusted Free Cash Flow (adjusting for the items set forth on Exhibit 5), compared to net cash provided by operating activities from continuing operations of $261.6 million and Adjusted Free Cash Flow of $234.8 million in the prior year period.

QUARTERLY DIVIDEND

Primo Brands announced that its Board of Directors declared a dividend of $0.10 per share on the outstanding common stock of the Company, payable on December 5, 2025, in cash, to the holders of record of such common stock of the Company at the close of business on November 25, 2025.

ABOUT PRIMO BRANDS CORPORATION

Primo Brands is a leading North American branded beverage company focused on healthy hydration, delivering responsibly sourced diversified offerings across products, formats, channels, price points, and consumer occasions, distributed in every U.S. state and Canada. Primo Brands has a comprehensive portfolio of highly recognizable and conveniently packaged branded water and beverages that reach consumers whenever, wherever, and however they hydrate through distribution across retail outlets, away from home such as hotels and hospitals, and hospitality and food service accounts, as well as direct delivery to homes and businesses. These brands include established “billion-dollar brands” Poland Spring® and Pure Life®, premium brands like Saratoga® and The Mountain Valley®, leading regional spring water offerings such as Arrowhead®, Deer Park®, Ice Mountain®, Ozarka®, and Zephyrhills®, purified water brands including Primo Water® and Sparkletts®, and flavored and enhanced beverages like Splash Refresher™ and AC+ION®. Primo Brands also has an industry-leading line-up of innovative water dispensers, which create consumer connectivity through recurring water purchases. Primo Brands operates a vertically integrated coast-to-coast network that distributes its brands to more than 200,000 retail outlets, as well as directly reaching customers and consumers through its Direct Delivery, Exchange and Refill offerings. Through Direct Delivery, Primo Brands delivers responsibly sourced hydration solutions direct to home and business customers. Through its Exchange business, consumers can visit approximately 26,500 retail locations and purchase a pre-filled, multi-use bottle of water that can be exchanged after use for a discount on the next purchase. Through its Refill business, consumers have the option to refill empty multi-use bottles at approximately 23,500 self-service refill stations. Primo Brands also offers water filtration units for home and business customers across North America. Primo Brands is a leader in reusable beverage packaging, helping to reduce waste through its multi-serve bottles and innovative brand packaging portfolio, which includes recycled plastic, aluminum, and glass. Primo Brands has a portfolio of over 80 springs and actively manages water resources to help assure a steady supply of quality, safe drinking water today and in the future. Primo Brands also helps conserve over 28,000 acres of land across the U.S. and Canada. Primo Brands is proud to partner with the International Bottled Water Association ("IBWA") in North America, which supports strict adherence to safety, quality, sanitation, and regulatory standards for the benefit of consumer protection. Primo Brands is committed to supporting the communities it serves, investing in local and national programs and delivering hydration solutions following natural disasters and other local community challenges. Primo Brands employs more than 12,000 associates with dual headquarters in Tampa, Florida, and Stamford, Connecticut. For more information, please visit www.primobrands.com.

Basis of Presentation

As a result of the timing of the consummation of the business combination of Primo Water Corporation (“Primo Water”) and Triton Water Parent, Inc. (“BlueTriton Brands”), to form Primo Brands Corporation on November 8, 2024, the Company’s GAAP consolidated financial information presented herein includes BlueTriton Brands’ results for the three and nine months ended September 30, 2024, and Primo Brands’ results for the three and nine months ended September 30, 2025.

Non-GAAP Measures

To supplement its reporting of financial measures determined in accordance with generally accepted accounting principles in the United States ("GAAP"), Primo Brands utilizes certain non-GAAP financial measures. Primo Brands utilizes Adjusted net income (loss), Adjusted net income (loss) per diluted share, Adjusted EBITDA and Adjusted EBITDA margin to separate the impact of certain items as listed in the below reconciliations from the underlying business. Because Primo Brands uses these adjusted financial results in the management of its business, management believes this supplemental information is useful to investors for their independent evaluation and understanding of Primo Brands' underlying business performance and the performance of its management. Adjusted EBITDA margin is defined as Adjusted EBITDA divided by Net Sales. Additionally, Primo Brands supplements its reporting of net cash provided by (used in) operating activities from continuing operations determined in accordance with GAAP by excluding additions to property, plant and equipment and additions to intangible assets to present Free Cash Flow, and by excluding the additional items identified on the exhibits hereto to present Adjusted Free Cash Flow, which management believes provides useful information to investors in assessing our performance, comparing Primo Brands' performance to the performance of the Company’s peer group and assessing the Company’s ability to service debt and finance strategic opportunities, which include investing in Primo Brands' business, making strategic acquisitions, paying dividends, and strengthening the balance sheet.

The non-GAAP financial measures described above are in addition to, and not meant to be considered superior to, or a substitute for, Primo Brands' financial statements prepared in accordance with GAAP. Non-GAAP financial measures have limitations in that they do not reflect all of the amounts associated with the Company's results of operations as determined in accordance with GAAP. Also, other companies might calculate these measures differently. Investors are encouraged to review the reconciliations of the non-GAAP financial measures to their most directly comparable GAAP measures included in this press release and the accompanying tables. In addition, the non-GAAP financial measures included in this earnings announcement reflect management's judgment of particular items, and may be different from, and therefore may not be comparable to, similarly titled measures reported by other companies.

Safe Harbor Statements

This press release contains forward-looking statements and forward-looking information within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 conveying management’s expectations as to the future based on plans, estimates and projections at the time Primo Brands makes the statements. Forward-looking statements involve inherent risks and uncertainties and Primo Brands cautions you that several important factors could cause actual results to differ materially from those contained in any such forward-looking statement. You can identify forward-looking statements by words such as “may,” “will,” “would,” “should,” “could,” “expect,” “aim,” “anticipate,” “believe,” “estimate,” “intend,” “plan,” “predict,” “project,” “seek,” “potential,” “opportunities,” and other similar expressions and the negatives of such expressions. However, not all forward-looking statements contain these words. The forward-looking statements contained in this press release include, but are not limited to, statements regarding future financial and operating trends and results (including Primo Brands' 2025 outlook and resiliency in 2026 and beyond), anticipated synergies and other benefits from the business combination of BlueTriton and Primo Water, the payment of future dividends and value delivered to stockholders, the future optimization of headcount, execution of the Company’s strategy and Primo Brands' competitive position. The forward-looking statements are based on assumptions regarding management’s current plans and estimates. Management believes these assumptions to be reasonable, but there is no assurance that they will prove to be accurate.

Factors that could cause actual results to differ materially from those described in this press release include, among others: our ability to manage our expanded operations following the business combination; we have no operating or financial history as a combined company; we face significant competition in the segment in which we operate; our success depends, in part, on our intellectual property; we may not be able to consummate acquisitions, or acquisitions may be difficult to integrate, and we may not realize the expected benefits; our business is dependent on our ability to maintain access to our water sources; our ability to respond successfully to consumer trends related to our products; the loss or reduction in sales to any significant customer; our packaging supplies and other costs are subject to price increases; the affiliates of One Rock Capital Partners, LLC own a significant amount of the voting power of the Company, and their interests may conflict with or differ from the interests of other stockholders; legislative and executive action risks; risks related to sustainability matters; costs to comply with developing laws and regulations, including those surrounding the production and use of plastics, as well as related litigation relating to plastics pollution; our products may not meet health and safety standards or could become contaminated, and we could be liable for injury, illness, or death caused by consumption of our products; risks related to loss of controlled company status; risks related to uncertainties regarding the interpretation of tax laws and regulations; and risks associated with our substantial indebtedness.

The foregoing list of factors is not exhaustive. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date hereof. Readers are urged to carefully review and consider the various disclosures, including but not limited to risk factors contained in Primo Brands' Annual Report on Form 10-K and its quarterly reports on Form 10-Q, as well as other filings with the securities commissions. Primo Brands does not undertake to update or revise any of these statements considering new information or future events, except as expressly required by applicable law.

Website: ir.primobrands.com

PRIMO BRANDS CORPORATION	EXHIBIT 1
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions of U.S. dollars, except share and per share amounts)
Unaudited

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Net sales	$1,766.1	$1,305.1	$5,109.9	$3,755.3
Cost of sales	1,237.9	888.9	3,519.8	2,563.8
Gross profit	528.2	416.2	1,590.1	1,191.5
Selling, general and administrative expenses	343.0	239.7	1,049.4	714.7
Acquisition, integration and restructuring expenses	44.2	10.0	133.7	29.0
Other operating (income) expense, net	(5.4)	9.0	(5.4)	6.5
Operating income	146.4	157.5	412.4	441.3
Other income, net	(3.6)	–	(19.4)	–
Loss on modification and extinguishment of debt	–	–	18.6	–
Interest and financing expense, net	83.1	85.7	247.1	251.8
Income from continuing operations before income taxes	66.9	71.8	166.1	189.5
Provision for income taxes	26.4	18.5	60.4	48.2
Net income from continuing operations	$40.5	$53.3	$105.7	$141.3
Net loss from discontinued operations, net of tax	(23.7)	–	(32.6)	–
Net income	$16.8	$53.3	$73.1	$141.3

Net income (loss) per common share
Basic:
Continuing operations	$0.11	$0.24	$0.28	$0.65
Discontinued operations	$(0.06)	$–	$(0.09)	$–
Net income per common share	$0.05	$0.24	$0.19	$0.65
Diluted:
Continuing operations	$0.11	$0.24	$0.28	$0.65
Discontinued operations	$(0.07)	$–	$(0.09)	$–
Net income per common share	$0.04	$0.24	$0.19	$0.65

Weighted-average shares of common stock outstanding (in thousands)
Basic	372,318	218,618	375,429	218,618
Diluted	374,055	218,618	377,314	218,618

PRIMO BRANDS CORPORATION	EXHIBIT 2
CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions of U.S. dollars, except share amounts)
Unaudited

	September 30, 2025	December 31, 2024
ASSETS
Current Assets:
Cash, cash equivalents and restricted cash	$422.7	$614.4
Trade receivables, net of allowance for expected credit losses of $16.7 and $4.7 as of September 30, 2024 and December 31, 2024, respectively	550.0	444.0
Inventories	233.9	208.4
Prepaid expenses and other current assets	142.2	150.4
Current assets held for sale	117.4	111.8
Total current assets	1,466.2	1,529.0
Property, plant and equipment, net	2,064.6	2,083.9
Operating lease right-of-use-assets, net	587.8	628.7
Goodwill	3,585.6	3,572.2
Intangible assets, net	3,080.5	3,191.7
Other non-current assets	88.8	70.1
Non-current assets held for sale	82.6	118.9
Total assets	$10,956.1	$11,194.5
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Current portion of long-term debt	$71.0	$64.5
Trade payables	561.1	471.6
Accruals and other current liabilities	619.3	697.7
Current portion of operating lease obligations	93.1	95.5
Current liabilities held for sale	88.9	82.2
Total current liabilities	1,433.4	1,411.5
Long-term debt, less current portion	5,015.9	4,963.6
Operating lease obligations, less current portion	520.0	555.6
Deferred income taxes	742.4	738.7
Other non-current liabilities	56.6	49.8
Non-current liabilities held for sale	27.8	31.1
Total liabilities	$7,796.1	$7,750.3
Stockholders' Equity:
Common stock, $0.01 par value, 900,000,000 shares authorized, 370,616,043 shares and 379,792,996 shares issued and outstanding as of September 30, 2025 and December 31, 2024, respectively	$3.8	$3.8
Additional paid-in capital	5,006.3	4,971.3
Accumulated deficit	(1,844.0)	(1,513.7)
Accumulated other comprehensive loss	(6.1)	(17.2)
Total stockholders' equity	3,160.0	3,444.2
Total liabilities and stockholders' equity	$10,956.1	$11,194.5

PRIMO BRANDS CORPORATION	EXHIBIT 3
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions of U.S. dollars)
Unaudited

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024

Cash flows from operating activities of continuing operations:
Net income	$16.8	$53.3	$73.1	$141.3
Less: Net loss from discontinued operations, net of income taxes	(23.7)	–	(32.6)	–
Net income from continuing operations	$40.5	$53.3	$105.7	$141.3
Adjustments to reconcile net income from continuing operations to cash flows from operating activities of continuing operations:
Depreciation and amortization	163.1	77.8	437.0	227.3
Amortization of debt discount and issuance costs	8.2	4.5	21.9	12.5
Stock-based compensation costs	11.9	0.3	36.8	0.9
Restructuring charges	3.1	–	6.0	–
Inventory obsolescence expense	4.6	4.6	11.8	13.3
Charge for expected credit losses	12.7	3.4	30.1	6.6
Deferred income taxes	6.5	(13.4)	5.7	(43.6)
Other non-cash items	(4.7)	11.0	(19.6)	12.4
Changes in operating assets and liabilities, net of effects of businesses acquired:
Trade receivables	25.6	84.6	(133.4)	(61.7)
Inventories	8.8	(3.1)	(40.3)	(31.4)
Prepaid expenses and other current and non-current assets	21.6	2.2	21.3	15.9
Trade payables and accruals and other current and non-current liabilities	(18.5)	36.4	(5.8)	76.6
Net cash provided by operating activities of continuing operations	283.4	261.6	477.2	370.1
Cash flows from investing activities of continuing operations:
Purchases of property, plant and equipment	(115.7)	(32.3)	(231.6)	(96.9)
Purchases of intangible assets	(17.0)	(9.0)	(42.2)	(36.4)
Acquisitions, net of cash received	(23.3)	–	(29.0)	–
Proceeds from sale of other assets	–	–	56.9	–
Proceeds from insurance settlements	10.0	–	20.0	–
Other investing activities	1.9	0.2	8.0	2.9
Net cash used in investing activities of continuing operations	(144.1)	(41.1)	(217.9)	(130.4)
Cash flows from financing activities of continuing operations:
Proceeds from 2024 Incremental Term Loan, net of discount	–	–	–	392.0
Proceeds from borrowings from ABL Credit Facility	–	–	–	25.0
Repayment of borrowings from ABL Credit Facility	–	(55.0)	–	(115.0)
Repayment of Term Loans	(7.7)	(8.0)	(23.2)	(24.0)
Proceeds from borrowings of other debt	–	4.3	–	7.4
Principal repayment of other debt	(1.4)	(1.0)	(4.1)	(2.7)
Principal payment of finance leases	(8.9)	(2.3)	(24.7)	(4.6)
Financing fees	–	–	(7.7)	(5.1)
Issuance of common stock	2.9	–	7.7	–
Common stock repurchased and cancelled	(75.8)	–	(296.8)	–
Dividends paid to common stockholders	(37.2)	–	(113.2)	–
Dividends paid to Sponsor Stockholder	–	–	–	(382.7)
Other financing activities	(0.1)	–	(1.0)	–
Net cash used in financing activities of continuing operations	(128.2)	(62.0)	(463.0)	(109.7)
Cash flows from discontinued operations:
Net cash provided by operating activities from discontinued operations	6.5	–	8.8	–
Net cash used in investing activities from discontinued operations	(0.5)	–	(1.8)	–
Net cash used in by financing activities from discontinued operations	(5.3)	–	(1.9)	–
Net cash provided by discontinuing operations	0.7	–	5.1	–
Effect of exchange rates on cash, cash equivalents and restricted cash	(0.6)	0.1	1.5	(0.3)
Net increase (decrease) in cash, cash equivalents and restricted cash	11.2	158.6	(197.1)	129.7
Cash and cash equivalents and restricted cash, beginning of period	412.4	18.1	620.7	47.0
Cash and cash equivalents and restricted cash, end of period	$423.6	$176.7	$423.6	$176.7
Cash and cash equivalents and restricted cash of discontinued operations, end of period	0.9	–	0.9	–
Cash and cash equivalents and restricted cash of continuing operations, end of period	$422.7	$176.7	$422.7	$176.7

PRIMO BRANDS CORPORATION	EXHIBIT 4
SUPPLEMENTARY INFORMATION - NON-GAAP - EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION & AMORTIZATION
(EBITDA)
(in millions of U.S. dollars, except percentage amounts)
Unaudited

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024

Net income from continuing operations	$40.5	$53.3	$105.7	$141.3
Interest and financing expense, net	83.1	85.7	247.1	251.8
Provision for income taxes	26.4	18.5	60.4	48.2
Depreciation and amortization	163.1	77.8	437.0	227.3
EBITDA	$313.1	$235.3	$850.2	$668.6

Acquisition, integration and restructuring expenses (a) [1]	88.2	10.0	200.8	29.0
Stock-based compensation costs (b)	11.9	0.3	36.8	0.9
Unrealized loss on foreign exchange and commodity forwards, net (c)	1.7	8.8	1.7	6.1
Loss on disposal of property plant and equipment, net (d)	5.0	2.1	8.4	3.8
Loss on modification and extinguishment of debt (e)	–	–	18.6	–
Management fees (f)	–	4.5	–	18.6
Purchase accounting adjustments (g)	–	–	1.2	–
Other adjustments, net (h)	(15.4)	3.1	(5.0)	12.8
Adjusted EBITDA	$404.5	$264.1	$1,112.7	$739.8

Net sales	$1,766.1	$1,305.1	$5,109.9	$3,755.3
Adjusted EBITDA margin %	22.9%	20.2%	21.8%	19.7%

		Three Months Ended September 30,		Nine Months Ended September 30,
	Location in Consolidated Statements of Operations	2025	2024	2025	2024
		(Unaudited)
(a) Acquisition, integration and restructuring expenses [1]	Acquisition, integration and restructuring expenses	$44.2	$10.0	$133.7	$29.0
	Cost of Sales	44.0	–	67.1	–
(b) Stock-based compensation costs	Selling, general and administrative expenses	11.9	0.3	36.8	0.9
(c) Unrealized (gain) loss on foreign exchange and commodity forwards, net	Other income, net	6.5	–	6.5	–
	Other operating (income) expense, net	(4.8)	8.8	(4.8)	6.1
(d) Loss on disposal of property plant and equipment, net	Cost of sales	5.5	2.1	9.3	3.8
	Selling, general and administrative expenses	(0.5)	–	(0.9)	–
(e) Loss on modification and extinguishment of debt	Loss on modification and extinguishment of debt	–	–	18.6	–
(f) Management fees	Selling, general and administrative expenses	–	4.5	–	18.6
(g) Purchase accounting adjustments	Cost of sales	–	–	1.2	–
(h) Other adjustments, net	Other income, net	(10.4)	–	(26.2)	–
	Cost of Sales	(6.4)	–	6.1	–
	Selling, general and administrative expenses	1.4	3.1	15.1	12.8

1 Amounts include labor related costs.

PRIMO BRANDS CORPORATION	EXHIBIT 5
SUPPLEMENTARY INFORMATION - NON-GAAP - FREE CASH FLOW AND ADJUSTED FREE CASH FLOW
(in millions of U.S. dollars)
Unaudited

	Three Months Ended September 30,
	2025	2024

Net cash provided by operating activities of continuing operations	$283.4	$261.6
Less: Additions of property, plant and equipment	(115.7)	(32.3)
Less: Additions of intangible assets	(17.0)	(9.0)
Free cash flow	$150.7	$220.3

Acquisition and integration cash costs	79.0	10.0
Integration capital expenditures	58.4	–
Natural disaster related capital expenditures	23.0	–
Management fees	–	4.5
Adjusted free cash flow	$311.1	$234.8

	Nine Months Ended September 30,
	2025	2024

Net cash provided by operating activities of continuing operations	$477.2	$370.1
Less: Additions to property, plant and equipment	(231.6)	(96.9)
Less: Additions to intangible assets	(42.2)	(36.4)
Free cash flow	$203.4	$236.8

Acquisition, integration and restructuring cash costs	206.2	29.0
Integration capital expenditures	84.5	–
Natural disaster related capital expenditures	23.0	–
Management fees	–	18.6
Debt restructuring costs	18.2	–
Tariffs refunds related to property, plant and equipment	0.2	–
Adjusted free cash flow	$535.5	$284.4

PRIMO BRANDS CORPORATION	EXHIBIT 6
SUPPLEMENTARY INFORMATION-NON-GAAP-ADJUSTED NET INCOME AND ADJUSTED EPS
(in millions of U.S. dollars, except share amounts)
Unaudited

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Net income from continuing operations	$40.5	$53.3	$105.7	$141.3

Adjustments:
Amortization expense of customer lists and definite-lived trade names	56.1	4.7	124.7	14.2
Acquisition, integration and restructuring expenses	88.2	10.0	200.8	29.0
Stock-based compensation costs	11.9	0.3	36.8	0.9
Unrealized loss on foreign exchange and commodity forwards, net	1.7	8.8	1.7	6.1
Loss on modification and extinguishment of debt	–	–	18.6	–
Management fees	–	4.5	–	18.6
Purchase accounting adjustments	–	–	1.2	–
Other adjustments, net	(15.4)	3.1	(5.0)	12.8
Tax impact of adjustments[1]	(28.0)	(7.8)	(80.5)	(20.2)
Adjusted net income	$155.0	$76.9	$404.0	$202.7

Earnings Per Share (as reported)
Net income from continuing operations	$40.5	$53.3	$105.7	$141.3

Basic EPS	$0.11	$0.24	$0.28	$0.65
Diluted EPS	$0.11	$0.24	$0.28	$0.65

Weighted average shares of common stock outstanding (in thousands)
Basic	372,318	218,618	375,429	218,618
Diluted	374,055	218,618	377,314	218,618

Adjusted Earnings Per Share (Non-GAAP)
Adjusted net income from continuing operations (Non-GAAP)	$155.0	$76.9	$404.0	$202.7
Adjusted diluted EPS (Non-GAAP)	$0.41	$0.35	$1.07	$0.93

Weighted average shares of common stock outstanding (in thousands)
Basic	372,318	218,618	375,429	218,618
Diluted weighted average common shares outstanding (in thousands) (Non-GAAP)2	374,055	218,618	377,314	218,618

1 The tax effect for adjusted net income is based upon an analysis of the statutory tax treatment and the applicable tax rate for the jurisdiction in which the pre-tax adjusting items incurred and for which realization of the resulting tax benefit (if any) is expected. A reduced or 0% tax rate is applied to jurisdictions where we do not expect to realize a tax benefit due to a history of operating losses or other factors resulting in a valuation allowance related to deferred tax assets.
2 For the periods presented, the non-GAAP diluted weighted average shares of common stock outstanding equaled the reported diluted weighted average shares of common stock outstanding.